EXHIBIT 5.3

CONSENT OF SRK CONSULTING (UK) LIMITED

The undersigned company hereby consents to the use of the technical report entitled “NI 43-101 Technical Report Feasibility Study of the Soto Norte Gold Project, Santander, Colombia” with an effective date of January 1, 2021 and filed on SEDAR+ on March 21, 2022, and the information derived therefrom, as well as the reference to its name, in each case where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments thereto.

SRK CONSULTING (UK) LIMITED

/s/ Christopher Bray
Christopher Bray, BEng, MAusIMM (CP)

Dated: September 25, 2024